Exhibit 99.1

Contact:	Advanced Photonix, Inc.
Richard Kurtz (805) 987-0146
Cameron Associates
Richard E. Moyer (212) 554-5466
richard@cameronassoc.com
ADVANCED PHOTONIX, INC.
REPORTS FIRST QUARTER FISCAL 2006 RESULTS
Camarillo, California, August 15, 2005—
Advanced Photonix, Inc. ® (AMEX: API) (the “Company”), today reported its first quarter fiscal 2006 results. Sales for the first quarter of fiscal 2006, which ended June 27, 2005, increased 56% to $5,077,000 from sales of $3,253,000 for the first quarter of fiscal 2005. The Company recorded increases in four of its principal markets in the current quarter, with the most significant revenue increases coming from the telecommunications, industrial sensing, and homeland security markets. Sales to the industrial sensing market rose to $2,163,000 in the quarter, an increase of $776,000, or 56%, over the prior year due to the additional revenue from the recent acquisitions of Photonic Detectors and Picometrix, and internal growth. The industrial sensing market represented approximately 43% of total sales for the quarter, approximately the same percentage as in the comparable prior year period. The acquisition of Picometrix introduced us to the homeland security market, and broadened our coverage in the telecommunication market. Sales to the homeland security and telecommunication segments for the current quarter rose to $498,000 and $505,000, respectively, as compared to zero and $14,000, respectively, in the comparable prior year period. Sales to the medical market rose to $698,000 in the current quarter, an increase of $163,000, or 30%, over the comparable prior year period, as the result of increased sales to current customers. The medical market represented 13.7 % of total sales for the quarter. While we continue to expect sales to increase in fiscal 2006 as compared to fiscal 2005, the quarter to quarter comparisons can vary significantly for both revenue and market segment share, due to fluctuations in customer delivery and production schedules, many of which are beyond the control of the Company.
Gross profit for the first quarter of fiscal 2006 was increased by 65% to $2,148,000 from gross profit of $1,297,000 for the first quarter of fiscal 2005. The increase was attributable to the acquisition of Picometrix. While gross margins increased, the Company continued to have manufacturing issues in its California facility, which adversely affected the consolidated gross margins. Gross profit, expressed as a percentage of revenues, increased to 42.3% in the current quarter from 39.9% in the comparable prior year period. The increase in the gross profit percentage over the comparable prior year period was primarily attributable to the acquisition of Picometrix, and the resulting addition of Picometrix product sales, which typically carry higher gross margins.
Income from operations for the first quarter of fiscal 2006 was $27,000 compared to net income of $353,000 for the comparable prior year period, a reduction of $326,000. Income from operations lagged behind the strong gains in gross profit because of the continuing impact of manufacturing issues at the Company’s Camarillo facility, an increase in R&D spending of $410,000, and an increase in SG&A expenses of $767,000 attributable to the recent acquisitions.
Richard Kurtz, Chairman and Chief Executive Officer, commented, “We have only had eight weeks of revenues from Picometrix, our most recent acquisition, and are just beginning to launch our new line of optical receivers into the telecommunication market. We believe that our future has never looked brighter and management is doing a great job in the integration and consolidation of recently acquired businesses as well as expanding the market awareness of the Company’s broadened capabilities. We are making R&D investments which are substantially higher then in the past and we will continue at these levels for the balance of the fiscal year. This past quarter represents the end of the non-recurring acquisition expenses we have incurred as a result of the Picometrix acquisition, and we are now looking forward to seeing the increase in revenues translate into bottom line profits for the balance of the year.”
In commenting on the results, Paul Ludwig, President of Advanced Photonix, Inc. stated, “We were pleased to start fiscal 2006 with revenue growth of 56% over the comparable quarter last year. This growth comes primarily from our two recent acquisitions (Photonic Detectors, Inc. and Picometrix, Inc.), yet includes strong organic growth in our existing business. Gross margins for the quarter increased to 42.3% of sales, driven by strong margins from Picometrix. We are seeking to further improve gross margin through efficiencies derived form the consolidation of our recent acquisitions and by improved margin performance in our existing facilities. To reflect our priorities for product development and continued revenue growth, we will now include sales to the automotive market within our industrial sensing market, and report homeland security revenue as a separate market segment. The Company’s recent acquisition of Photonic Detectors and Picometrix furthers our strategy of providing a broad offering of optoelectronic technologies and capabilities to our target markets. We are very encouraged by our opportunities for continued growth and improved profitability, and by the work of our dedicated team toward that outcome.”
Advanced Photonix, Inc. ® (ASE: API) is engaged in the development and manufacture of optoelectronic devices and value-added sub-systems and systems. The Company serves a variety of global Original Equipment Manufacturers (OEMs) in the telecommunication, military/aerospace, industrial sensing, medical, homeland security, and other markets. The Company supports the customer from the initial concept and design phase of the product, through testing to full-scale production. The company has three manufacturing facilities; located in Camarillo, CA, Dodgeville, WI and Ann Arbor, MI.
More information on Advanced Photonix can be found at http://www.advancedphotonix.com.
The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company, the availability of other competing technologies and a decline in the general demand for optoelectronic products.
Advanced Photonix, Inc.
Financial Highlights

(000 except per share data)	Three Months Ended
	June 27, 2004	June 29, 2003
NET SALES	$5,077	$3,253
GROSS PROFIT MARGIN ON NET SALES	$2,148	$1,297
Percent to Net Sales	42%	40%
NET INCOME (LOSS)	$27	$353
BASIC EARNINGS PER SHARE	($.01)	$.03
DILUTED EARNINGS PER SHARE	($.01)	$.02
WEIGHTED AVG. NUMBER OF SHARES OUTSTANDING	15,133,000	13,431,000
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